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INTEL CORPORATION

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Overview of Proposals for Intel’s Annual Stockholders’ Meeting

• Proposal #1- Election of Board Of Directors

• Proposal #2- Ratification of Ernst & Young as auditor

Compensation Related

• Proposal #3- Intel Equity Incentive Plan

• Proposal #4—Shareholder proposal requesting expensing of stock options.

• Proposal #5- Shareholder proposal requesting use of performance vesting stock (restricted stock) for senior executives

• Proposal #6- Shareholder proposal requesting the use of performance vesting stock options for senior executives

Strong Corporate Governance at Intel

• 8 of 11 BOD members are Independent.

• Audit, Compensation, Nominating and Corporate Governance committees consist entirely of independent members.

• Separation of CEO and Chairman.

• All directors stand for reelection every year.

• High corporate governance ratings from third parties.

Compensation Philosophy at Intel

• hiring and retaining high caliber employees is critical to our business success.

• employees should be motivated over the long term to think like owners, and their interests should be aligned with those of stockholders.

• compensation should vary with the performance of the company.

• treatment of employees should be egalitarian.

• compensation programs must be disciplined, which means costs should be managed and corporate governance should be strong.

Stock Option History at Intel

• Stock options are the core of Intel’s long-term incentive and retention program and enable the company to attract and retain the talent critical for an innovative and growth focused company.

• Stock option grants have been made to executives and key employees for over 25 years

• 1997 the company expanded program to make it broad-based with annual grants now given to more than 90% of eligible employees.

• Over last 5 years only 1.2% of all option grants were made to the company’s 5 most highly compensated executives.

• Over last 5 years annual dilution has averaged less than 1.7% per year.

Intel’s 2004 Equity Incentive Plan

• 240 million shares for 2 years, terminate other plans

• Company will seek shareholder approval each year going forward

• Annual dilution target less than 2%

• Plan should allow us to reduce “overhang” in the coming years.

• Broad-based plan with <5% going to Top 5 executives.

• No re-pricing, evergreen provisions or options below FMV

• Shares for options, restricted stock and SARs

Stock option expensing

Proponents argue that expensing will curb stock option abuses. This is not an accounting issue but a corporate governance issue. We believe expensing is not the solution.

• Accounting standards boards are addressing this issue. It is prudent to wait for their final decision.

• Current accounting standards ensure that investors receive the underlying information requested in the proposal

• There is no proven accurate way to value employee stock options. Expensing options would impair rather than improve the usefulness of Intel’s financial reports

• The cost of the option is already accurately and transparently reflected in the income statement as dilution of shares.

• Intel’s stock option program is disciplined and broad- based

Performance vesting stock and performance based options proposals

• Intel has long history of linking employee compensations to company performance through the combination of stock options and cash incentive compensation

• Intel’s compensation program already includes a higher proportion of variable compensation than our competitors

• Intel’s philosophy is to pay higher than market average for excellent performance and lower than market total cash compensation in times of poor financial performance

• The company believes restricted stock would not be as effective as stock options in motivating senior executive performance and creates a mismatch with rank and file incentive compensation.

• Performance based options would require the use of consistent, accurate and transparent metrics in an industry that is fast-paced and quickly changing. Fixed priced options are directly aligned with shareholders.

The Board of Directors through a strong and independent compensation committee should be allowed to retain the flexibility to design compensation programs they believe will be most appropriate for attracting and retaining top caliber talent.

Summary of Proposals for Intel’s Annual Stockholders’ Meeting

The Board and Management recommend voting FOR:

• Proposal #1- Election of Board Of Directors

• Proposal #2- Ratification of Ernst & Young as auditor

• Proposal #3- Intel Equity Incentive Plan

The Board and Management recommend voting AGAINST:

•Proposal #4—Shareholder proposal requesting expensing of stock options.

• Proposal #5- Shareholder proposal requesting use of performance vesting stock (restricted stock)

• Proposal #6- Shareholder proposal requesting the use of performance vesting stock options